Exhibit 10.7

FAIRMAN EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of January 21, 2016, (the “Effective Date”) by and between SutroVax, Inc. (the “Company”), and Jeff Fairman (“Executive”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Executive has served as the Company’s Vice President Research since December 2013;

WHEREAS, Executive signed an offer letter with the Company on December 4, 2013 (“Offer Letter”);

WHEREAS, the Company and Executive have entered into a Restricted Stock Purchase Agreement, dated December 9, 2013 (“Restricted Stock Purchase Agreement”), granting Employee the right to purchase shares of the Company’s common stock subject to the terms and conditions of the Company’s 2014 Equity Incentive Plan and the Restricted Stock Purchase Agreement ( collectively the “Stock Agreements”), and further subject to the Company’s option to repurchase the restricted stock, as set forth in the Restricted Stock Purchase Agreement (the “Repurchase Option”);

WHEREAS, Executive and the Company desire to enter into a more detailed agreement embodying the terms of such employment and as set forth in the Offer Letter; and

WHEREAS, Executive desires to accept such employment and enter into such an agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the Parties agree as follows:

1. Duties and Scope of Employment.

(a) Positions and Duties. As of the Effective Date, Executive will serve as Vice President Research of the Company. Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as shall reasonably be assigned to him by the President & CEO. The period of Executive’s at-will employment under the terms of this Agreement is referred to herein as the “Employment Term.”

(b) Obligations. During the Employment Term, Executive will perform his duties faithfully and to the best of his ability and will devote his full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Company’s Board of Directors (the “Board”). The Company acknowledges Executive’s current role as an advisor to MonImmune and Juvaris BioTherapeutics, Inc. and sole proprietor of Labrat.com and hereby agrees that Executive may continue to provide services to such companies for so long as doing so does not conflict with the Company’s business or Executive’s duties and responsibilities to the Company as its Vice President Research.

2. At-Will Employment. Subject to Sections 7, 8, and 9 below, the parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice, for any reason or no reason. Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with the Company.

3. Compensation.

(a) Base Salary. During the Employment Term, the Company will pay Executive as compensation for his services a base salary at a rate of $250,000 per annum, as modified from time to time at the discretion of the Board or a duly constituted committee of the Board (the “Base Salary”). The Base Salary will be paid in regular installments in accordance with the Company’s normal payroll practices (subject to required withholding). Any increase or decrease in Base Salary (together with the then existing Base Salary) shall serve as the “Base Salary” for future employment under this Agreement. The first and last payment will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period.

(b) Bonus. You are also eligible to earn an annual bonus with a value up to 30% of your Base Salary (“Annual Bonus”). The actual amount of the Annual Bonus will be determined in the sole discretion of the Board based on mutually agreed upon measures of Company performance. The Annual Bonus is not earned until paid and will be paid no later than 60 days after the bonus period has ended.

(c) Stock Option. The Parties acknowledges that, pursuant to the Stock Option Agreement dated April 24, 2015 (“Stock Option Agreement”), the Company agreed to grant the Executive an Option to purchase from the Company 36,286 shares of Common Stock, at an exercise price of $0.022 per share for an aggregate purchase price of $798.29. This Option shall be exercisable, in whole or in part, according to the following vesting schedule: Twenty-five percent (25%) of the Shares subject to the Option shall vest on the one (1) year anniversary of the Vesting Commencement Date of March 1, 2015, and one forty-eighth (1/48th) of the Shares subject to the Option shall vest each month thereafter on the same day of the month as the Vesting Commencement Date, subject to Executive continuing to be a Service Provider through each such date.

(d) Founders’ Shares. The Parties acknowledges that, pursuant to the Restricted Stock Purchase Agreement dated December 9, 2013 (“RSPA”), the Company agreed to sell to Executive and Executive agreed to purchase from the Company 660,000 shares of the Company’s Common Stock (the “Shares”), par value $0.001 per share at a price of $0.001 per share for an aggregate purchase price of $660.00 and subject to the Company’s right to repurchase unvested shares as set forth in the RSPA (the “Repurchase Option”), 25% of the total number of Shares were released from the Repurchase Option on April 8, 2014 (the “Cliff Vesting Date”), and an additional 1/24th of the remaining Shares will be released from the Repurchase Option on the corresponding day of each month thereafter (or if there is no corresponding day in any such month, on the last day of such month), until all Shares have been released on the second anniversary of the Cliff Vesting Date, subject to Executive continuing to be a Service Provider (as defined in the RSPA) through each such date.

(e) Executive will be eligible to receive awards of stock options, restricted stock or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. The Board or a committee of the Board shall determine in its discretion whether Executive shall be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

4. Employee Benefits. During the Employment Term, Executive will be eligible to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company. As of the Effective Date, the Company offers direct payment of monthly health care coverage, including medical, dental, and vision for the employee and his/her immediate family. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

5. Vacation. Executive will be eligible to accrue paid vacation in accordance with the Company’s vacation policy, which shall be taken subject to the demands of the Company’s business and Executive’s obligations as an employee of the Company with a substantial degree of responsibility.

6. Business Expenses. During the Employment Term, the Company will reimburse Executive for reasonable business travel, entertainment or other business expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

7. Termination on Death or Disability.

(a) Effectiveness. Executive’s employment will terminate automatically upon Executive’s Death or, upon forty-five (45) days prior written notice from the Company, in the event of Disability.

(b) Effect of Termination. Upon any termination for death or Disability, Executive shall be entitled to: (i) Executive’s Base Salary through the effective date of termination; (ii) Annual Bonus, pro-rated as a percentage of the number of days Executive remained employed in the applicable year prior to the effective date of termination; (iii) reimbursement for the payments Executive makes for COBRA coverage for the earlier of (A) a period of twelve (12) months and (B) such time as Executive obtains new employment in connection with which health insurance is offered, provided Executive or his heirs timely elects and pays for COBRA coverage (COBRA reimbursements shall be made by the Company to Executive or his heirs consistent with the Company’s normal expense reimbursement policy, provided that Executive or his heirs submit documentation to the Company substantiating such payments for COBRA coverage); (iv) reimbursement of expenses for which Executive is entitled to be reimbursed pursuant to Section 6 above, but for which Executive has not yet been reimbursed; and (iv) no other severance or benefits of any kind, unless required by law or pursuant to any other written Company plans or policies, as then in effect.

8. Involuntary Termination for Cause; Resignation Without Good Reason.

(a) Effectiveness. Notwithstanding any other provision of this Agreement, the Company may terminate Executive’s employment at any time for Cause or Executive may resign from his employment with the Company at any time for any reason. Termination for Cause, or Executive’s resignation without Good Reason, shall be effective on the date either Party gives notice to the other Party of such termination in accordance with this Agreement unless otherwise agreed by the Parties. A resignation that is accelerated by the Company shall continue to be construed as a resignation under this Agreement

(b) Effect of Termination. In the case of the Company’s termination of Executive’s employment for Cause, or Executive’s resignation without Good Reason, Executive shall be entitled to receive: (i) Base Salary through the effective date of the termination or resignation, as applicable; (ii) reimbursement of all business expenses for which Executive is entitled to be reimbursed pursuant to Section 6 above, but for which he has not yet been reimbursed; (iii) the right to continue health care benefits under COBRA, at Executive’s cost, to the extent required and available by law; and (iv) no other severance or benefits of any kind, unless required by law or pursuant to any other written Company plans or policies, as then in effect.

9. Involuntary Termination Without Cause; Resignation For Good Reason.

(a) Effect of Termination. The Company shall be entitled to terminate Executive without Cause at any time, subject to the following:

(i) If Executive is terminated by the Company involuntarily without Cause (excluding any termination due to death or Disability) or resigns for Good Reason, then, subject to the limitations of Sections 9(b) and 26 below, Executive shall be entitled to receive: (A) his Base Salary through the date of termination; (B) Annual Bonus, pro-rated as a percentage of the number of days Executive remained employed in the applicable year prior to the effective date of termination; (C) continuing severance pay at a rate equal to one hundred percent (100%) of his Base Salary, as then in effect (less applicable withholding), for a period of nine (9) months from the date of such termination, to be paid periodically in accordance with the Company’s normal payroll practices; (D) reimbursement of all business expenses for which Executive is entitled to be reimbursed pursuant to Section 6 above, but for which he has not yet been reimbursed; (E) reimbursement for the payments Executive makes for COBRA coverage for the earlier of (A) a period of twelve (12) months and (B) such time as Executive obtains new employment in connection with which health insurance is offered, provided Executive timely elects and pays for COBRA coverage (COBRA reimbursements shall be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy, provided that Executive submits documentation to the Company substantiating such payments for COBRA coverage); and (F) no other severance or benefits of any kind, unless required by law or pursuant to any written Company plans or policies, as then in effect.

(b) Conditions Precedent. Any severance payments contemplated by Section 9(a) above are conditional on Executive: (i) continuing to comply with the terms of this Agreement and the Confidential Information Agreement; and (ii) signing and not revoking a separation agreement and release of claims in a form reasonably satisfactory to the Company and provided that such separation agreement and release of claims becomes effective and irrevocable no later than sixty (60) days following the termination date or such earlier date required by the release (such deadline, the “Release Deadline”). If the release of claims does not become effective by the Release Deadline, Executive will forfeit any rights to severance or benefits under this Section 9 or elsewhere in this Agreement. Any severance payments or other benefits under this Agreement that would be considered Deferred Compensation Separation Benefits (as defined in Section 26) will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Executive’s separation from service, or, if later, such time as required by Section 26(b). Except as required by Section 26(b), any installment payments that would have been made to Employee during the sixty (60) day period immediately following Executive’s separation from service but for the preceding sentence will be paid to Executive on the sixtieth (60th) day following Executive’s separation from service and the remaining payments will be made as provided in this Agreement, unless subject to the 6-month payment delay described herein. Any severance payments under this Agreement that would not be considered Deferred Compensation Separation Benefits will be paid on, or, in the case of installments, will not commence until, the first payroll date that occurs on or after the date the Release becomes effective and any installment payments that would have been made to Executive during the period prior to the date the Release becomes effective following Executive’s separation from service but for the preceding sentence will be paid to Executive on the first payroll date that occurs on or after the date the Release becomes effective. Notwithstanding the foregoing, this Section 9(b) shall not limit Executive’s ability to obtain expense reimbursements under Section 6 or any other compensation or benefits otherwise required by law or in accordance with written Company plans or policies, as then in effect.

10. Definitions.

(a) Cause. For purposes of this Agreement, “Cause” shall mean: (i) Executive’s continued failure to substantially perform the material duties and obligations under this Agreement (for reasons other than death or Disability), which failure, if curable within the discretion of the Company, is not cured to the reasonable satisfaction of the Company within thirty (30) days after receipt of written notice from the Company of such failure; (ii) Executive’s failure or refusal to comply with the policies, standards and regulations established by the Company which failure, if curable in the discretion of the Company, is not cured to the reasonable satisfaction of the Company within thirty (30) days after receipt of written notice of such failure from the Company; (iii) any act of personal dishonesty, fraud, embezzlement, misrepresentation, or other unlawful act committed by Executive that benefits Executive at the expense of the Company; (iv) the Executive’s violation of a federal or state law or regulation applicable to the Company’s business; (v) the Executive’s violation of, or a plea of nolo contendre or guilty to, a felony under the laws of the United States or any state; or (vi) the Executive’s material breach of the terms of this Agreement or the Confidential Information Agreement (defined below).

(b) Change of Control. For purposes of this Agreement, “Change of Control” shall mean:

(i) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation or stock transfer, but excluding any such transaction effected primarily for the purpose of changing the domicile of the Company), unless the Company’s stockholders of record immediately prior to such transaction or series of related transactions hold, immediately after such transaction or series of related transactions, at least 50% of the voting power of the surviving or acquiring entity (provided that the sale by the Company of its securities for the purposes of raising additional funds shall not constitute a Change of Control hereunder); or

(ii) a sale of all or substantially all of the assets of the Company, notwithstanding the foregoing, a transaction will not be deemed a Change of Control unless the transaction qualifies as a change in control event within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final regulations and any other guidance promulgated thereunder (“Section 409A”). Further and for the avoidance of doubt, a transaction will not constitute a Change of Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(c) Good Reason. For purposes of this Agreement, “Good Reason” means Executive’s resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without Executive’s consent: (i) the assignment to Executive of any duties, or the reduction of Executive’s duties, either of which results in a material diminution of Executive’s authority, duties, or responsibilities with the Company in effect immediately prior to such assignment, or the removal of Executive from such position and responsibilities; provided, however, that a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity, whether as a subsidiary, business unit or otherwise (as, for example, when the Chief Financial Officer of the Company remains the Chief Financial Officer of the Company following a Change in Control where the Company becomes a wholly owned subsidiary of the acquiror, but is not made the Chief Financial Officer of the acquiring corporation) will not constitute “Good Reason”; (ii) a material reduction of Executive’s Base Salary (the reduction must be more than ten percent of Executive’s Base Salary in any one year in order to be considered “Good Reason”); and (iii) the relocation of Executive’s work location to a facility that is more than fifty (50) miles from Executive’s current work location. Executive will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date of such notice.

(d) Disability. For purposes of this Agreement, “Disability” means that Executive, at the time notice is given, has been unable to substantially perform Executive’s duties under this Agreement for not less than one-hundred and twenty (120) work days within a twelve (12) consecutive month period as a result of Executive’s incapacity due to a physical or mental condition and, if reasonable accommodation is required by law, after any reasonable accommodation.

11. Acceleration of Shares; Change of Control.

In the event of a Change of Control that occurs prior to the termination of Executive’s employment, if within one (1) year after such Change of Control (a) the Company terminates Executive’s employment without Cause, or (ii) Executive resigns from employment for Good Reason, upon such termination Executive shall be deemed to have vested in 100% of the total shares subject to the Stock Option Agreement, and the Company’s Repurchase Option shall be considered to have been terminated as to 100% of the total shares purchased by the Employee pursuant to the Restricted Stock Purchase Agreement. All shares and options, including those no longer subject to the Repurchase Option, shall continue to be subject to all other terms of the Company’s 2014 Equity Incentive Plan, Stock Option Agreement, and the Restricted Stock Purchase Agreement, as applicable.

The Company and Executive acknowledge and agree that the terms and conditions set forth in the Restricted Stock Purchase Agreement and the Option Agreement are hereby amended as necessary to include the vesting acceleration provisions set forth in this Section 11, and the existing vesting acceleration provisions set forth in Section 3.B. of the Restricted Stock Purchase Agreement are hereby superseded in their entirety by the applicable provisions of this Section 11. The vesting provisions set forth in Section 3.A. of the Restricted Stock Purchase Agreement and under the heading “Vesting Schedule” in the Stock Option Agreement shall remain in effect as currently set forth in each of those agreements, with no change to the number of shares that have vested as of the date of this Agreement.

12. Company Matters.

(a) Proprietary Information and Inventions. Executive acknowledges and agrees that he has signed, is bound by, and will continue to abide by the terms of the At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement, which he executed on June 9, 2015 (the “Confidential Information Agreement”), including the provisions governing the non-disclosure of confidential information and restrictive covenants contained therein.

(b) Ventures. If, during his employment, Executive is engaged in or associated with planning or implementing of any project, program or venture involving the Company and any third parties, all rights in such project, program or venture shall belong to the Company (or third party, to the extent provided in any agreement between the Company and the third party). Except as approved by the Board in writing, Executive shall not be entitled to any interest in such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith other than the salary or other compensation to be paid to Executive as provided in this Agreement.

(c) Resignation on Termination. On termination of his employment, regardless of the reason for such termination, Executive shall immediately (and with contemporaneous effect) resign any directorships, offices or other positions that he may hold in the Company or any affiliate, unless otherwise agreed in writing by the Parties.

13. Arbitration. IN CONSIDERATION OF EXECUTIVE’S EMPLOYMENT WITH THE COMPANY, ITS PROMISE TO ARBITRATE ALL EMPLOYMENT-RELATED DISPUTES AND EXECUTIVE’S RECEIPT OF THE COMPENSATION, PAY RAISES AND OTHER BENEFITS PAID TO EXECUTIVE BY THE COMPANY, AT PRESENT AND IN THE FUTURE, EXECUTIVE AGREES THAT ANY AND ALL CONTROVERSIES, CLAIMS, OR DISPUTES WITH ANYONE (INCLUDING THE COMPANY AND ANY EMPLOYEE, OFFICER, DIRECTOR, SHAREHOLDER OR BENEFIT PLAN OF

THE COMPANY, IN THEIR CAPACITY AS SUCH OR OTHERWISE), WHETHER BROUGHT ON AN INDIVIDUAL, GROUP, COLLECTIVE, OR CLASS BASIS, ARISING OUT OF, RELATING TO, OR RESULTING FROM EXECUTIVE’S EMPLOYMENT WITH THE COMPANY OR THE TERMINATION OF EXECUTIVE’S EMPLOYMENT WITH THE COMPANY, INCLUDING ANY BREACH OF THIS AGREEMENT, SHALL BE SUBJECT TO BINDING ARBITRATION, AS SET FORTH IN THE CONFIDENTIAL INFORMATION AGREEMENT.

14. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

15. Notices. All notices, requests, demands and other communications called for under this Agreement shall be in writing and shall be delivered personally by hand or by courier, mailed by United States first-class mail, postage prepaid, or FedEx overnight directed to the Party to be notified at the address indicated for such Party on the signature page to this Agreement, or at such other address as such Party may designate by ten (10) days’ advance written notice to the other Parties hereto. In addition, the Company may deliver to Executive any notices, requests, demands and other communications called for under this Agreement by e-mail. All such notices and other communications shall be deemed given upon personal delivery or being e-mailed, or three (3) days after the date of mailing.

16. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

17. Integration. This Agreement, together with the 2014 Stock Plan, Option Plan, Option Agreement and the Confidential Information Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.

18. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

19. Waiver. No Party shall be deemed to have waived any right, power or privilege under this Agreement or any provisions hereof unless such waiver shall have been duly executed in writing and acknowledged by the Party to be charged with such waiver. The failure of any Party at any time to insist on performance of any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions, nor in any way to affect the validity of this Agreement or any part hereof. No waiver of any breach of this Agreement shall be held to be a waiver of any other subsequent breach

20. Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

21. Conflict Waiver. Each of the Parties to this Agreement understands that Wilson Sonsini Goodrich & Rosati, Professional Corporation (“WSGR”), is serving as counsel to the Company in connection with the transactions contemplated hereby, and that discussion of such transactions with Executive could be construed to create a conflict of interest. By executing this Agreement, the Parties hereto acknowledge the potential conflict of interest and waive the right to claim any conflict of interest at a later date. Furthermore, by executing this Agreement, the Parties acknowledge that if a conflict of interest exists and any litigation arises between Executive and the Company, WSGR would represent the Company. Executive represents and warrants that he has had the opportunity to seek independent counsel in his review of this and all related agreements and that he is not relying on WSGR for any legal, tax or other advice relating to such agreements.

22. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his legal counsel, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

23. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

24. Effect of Headings. The section and subsection headings contained herein are for convenience only and shall not affect the construction hereof.

25. Construction of Agreement. This Agreement has been negotiated by the respective Parties, and the language shall not be construed for or against either Party.

26. Section 409A.

(a) Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A.

(b) Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Compensation Separation Benefits that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(c) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Compensation Separation Benefits for purposes of clause (a) above.

(d) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constitute Deferred Compensation Separation Benefits for purposes of clause (a) above. For purposes of this Agreement, “Section 409A Limit” will mean the lesser of two (2) times:

(i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Executive’s taxable year preceding Executive’s taxable year of Executive’s termination of employment as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

(e) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

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IN WITNESS WHEREOF, each of the Parties has executed this Agreement as of the day and year first above written.

“COMPANY”

SUTROVAX, INC.

By:	/s/ Kurt von Emster
Kurt von Emster, Chairman of the Board

Address:

“EXECUTIVE”

JEFF FAIRMAN

/s/ Jeff Fairman
Executive Name

Address:

Personal E-mail Address:

FAIRMAN

EXECUTIVE EMPLOYMENT AGREEMENT

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